Exhibit 1.1
$316,250,000
ENERGY CONVERSION DEVICES, INC.
3.00% Convertible Senior Notes Due 2013
UNDERWRITING AGREEMENT
June 18, 2008
Credit Suisse Securities (USA) LLC
UBS Securities LLC
As Representatives of the Several Underwriters,

c/o	Credit Suisse Securities (USA) LLC
Eleven Madison Avenue
New York, NY 10010-3629

and

c/o	UBS Securities LLC
299 Park Avenue
New York, NY 10171
Dear Sirs:
     1. Introductory.  Energy Conversion Devices, Inc., a Delaware corporation (“Company”), proposes to issue and sell $275,000,000 aggregate principal amount of 3.00% Convertible Senior Notes due 2013 (“Firm Securities”). The Company also proposes to sell to the Underwriters, at the option of the Underwriters, up to an additional $41,250,000 aggregate principal amount of 3.00% Convertible Senior Notes due 2013 (“Optional Securities”). The Firm Securities and the Optional Securities are herein collectively called the “Offered Securities”. The Offered Securities will be issued pursuant to the Indenture, as supplemented by the Supplemental Indenture, each to be dated as of June 24, 2008 (as amended and supplemented, the “Indenture”), between the Company and The Bank of New York Trust Company, N.A., as Trustee. The Offered Securities will be convertible into shares of Common Stock of the Company, par value $0.01 per share (the “Common Stock”) in accordance with the terms of the Offered Securities and the Indenture. The Common Stock into which the Offered Securities are convertible is hereinafter referred to as the “Underlying Securities”. The Company hereby agrees with the several Underwriters named in Schedule A hereto (“Underwriters”) as follows:
     2. Representations and Warranties of the Company. The Company represents and warrants to, and agrees with, the several Underwriters that:
     (a) The Company has filed with the Commission a registration statement on Form S-3 (No. 333-131886), including a related prospectus or prospectuses, covering the registration of the Offered Securities under the Act, which has become effective. “Registration Statement” at any particular time means such registration statement in the form then filed with the Commission, including any amendment thereto, any document incorporated by reference therein and all 430B Information and all 430C Information with respect to such registration statement, that in any case has not been superseded or modified. “Registration Statement” without reference to a time means the Registration Statement as of the Effective Time. For purposes of this definition, 430B Information shall be considered to be included in the Registration Statement as of the time specified in Rule 430B.
     For purposes of this Agreement:
     “430B Information” means information included in a prospectus and deemed to be a part of the Registration Statement pursuant to, and at the time specified in, Rule 430B(e) or Rule 430B(f), respectively.
     “430C Information” means information included in a prospectus then deemed to be a part of the Registration Statement pursuant to Rule 430C.
     “Act” means the Securities Act of 1933, as amended.
     “Applicable Time” means 6:30 a.m. (New York City time) on June 19, 2008;
     “Closing Date” has the meaning defined in Section 3 hereof.
     “Commission” means the Securities and Exchange Commission.
     “Effective Time” of the Registration Statement relating to the Offered Securities means the time of the first contract of sale for the Offered Securities.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Final Prospectus” means the Statutory Prospectus that discloses the public offering price, other 430B Information and other final terms of the Offered Securities and otherwise satisfies Section 10(a) of the Act.
     “General Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is intended for general distribution to prospective investors, as evidenced by its being so specified in Schedule B to this Agreement.
     “Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433, relating to the Offered Securities in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g).
     “Limited Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is not a General Use Issuer Free Writing Prospectus.
     “Rules and Regulations” means the rules and regulations of the Commission.
     “Securities Laws” means, collectively, the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the Act, the Exchange Act, the Trust Indenture Act, the Rules and Regulations, the auditing principles, rules, standards and practices applicable to auditors of “issuers” (as defined in Sarbanes-Oxley) promulgated or approved by the Public Company Accounting Oversight Board and, as applicable, the rules of the New York Stock Exchange and the NASDAQ Stock Market (“Exchange Rules”).
     “Statutory Prospectus” with reference to any particular time means the prospectus relating to the Offered Securities that is included in the Registration Statement immediately prior to that time, including all 430B Information and all 430C Information with respect to the Registration Statement and all information incorporated by reference into such prospectus. For purposes of the foregoing definition, 430B Information shall be considered to be included in the Statutory Prospectus only as of the actual time that form of prospectus (including a prospectus supplement) is filed with the Commission pursuant to Rule 424(b) and not retroactively.
     “Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.
     Unless otherwise specified, a reference to a “rule” is to the indicated rule under the Act.
     (b) (A) At the time the Registration Statement initially became effective, (B) at the time of each amendment thereto for the purposes of complying with Section 10(a)(3) of the Act (whether by post-effective amendment, incorporated report or form of prospectus), (C) at the Effective Time relating to the Offered Securities and (D) on the Closing Date, the Registration Statement conformed and will conform in all respects to the requirements of the Act, the Trust Indenture Act and the Rules and Regulations and did not and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) (A) on its date, (B) at the time of filing the Final Prospectus pursuant to Rule 424(b) and (C) on the Closing Date, the Final Prospectus will conform in all respects to the requirements of the Act, the Trust Indenture Act and the Rules and Regulations, and will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from any such document based upon written information furnished to the Company by any Underwriter through the Representatives, if any, specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 8(b) hereof.
     (c) (i) (x)  At the time of initial filing of the Registration Statement, (y) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the Exchange Act or form of prospectus), and (z) at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c)) made any offer relating to the Offered Securities in reliance on the exemption of Rule 163, the Company was a “well known seasoned issuer” as defined in Rule 405, and was not an “ineligible issuer” as defined in Rule 405.
          (ii) The Registration Statement is an “automatic shelf registration statement,” as defined in Rule 405, that initially became effective within three years of the Closing Date (as defined in Section 3). If immediately prior to the Renewal Deadline (as hereinafter defined), any of the Offered Securities remain unsold by the Underwriters, the Company will prior to the Renewal Deadline file, if it has not already done so and is eligible to do so, a new automatic shelf registration statement relating to the Offered Securities, in a form satisfactory to Credit Suisse Securities (USA) LLC (“CS”) and UBS Securities LLC (“UBS”). If the Company is no longer eligible to file an automatic shelf registration statement, the Company will, prior to the Renewal Deadline, if it has not already done so, file a new shelf registration statement relating to the Offered Securities, in a form satisfactory to CS and UBS, and will use its reasonable best efforts to cause such registration statement to be declared effective within 180 days after the Renewal Deadline. The Company will take all other action necessary or appropriate to permit the public offering and sale of the Offered Securities to continue as contemplated in the expired registration statement relating to the Offered Securities. References herein to the Registration Statement shall include such new automatic shelf registration statement or such new shelf registration statement, as the case may be. “Renewal Deadline” means the third anniversary of the initial effective time of the Registration Statement.

     (d) The Company has not received from the Commission any notice pursuant to Rule 401(g)(2) objecting to use of the automatic shelf registration statement form. If at any time when Offered Securities remain unsold by the Underwriters the Company receives from the Commission a notice pursuant to Rule 401(g)(2) or otherwise ceases to be eligible to use the automatic shelf registration statement form, the Company will (i) promptly notify CS and UBS, (ii) promptly file a new registration statement or post-effective amendment on the proper form relating to the Offered Securities, in a form satisfactory to CS and UBS, (iii) use its reasonable best efforts to cause such registration statement or post-effective amendment to be declared effective as soon as practicable, and (iv) promptly notify CS and UBS of such effectiveness. The Company will take all other action necessary or appropriate to permit the public offering and sale of the Offered Securities to continue as contemplated in the registration statement that was the subject of the Rule 401(g)(2) notice or for which the Company has otherwise become ineligible. References herein to the Registration Statement shall include such new registration statement or post-effective amendment, as the case may be.
     (e) The Company has paid or shall pay the required Commission filing fees relating to the Offered Securities within the time required by Rule 456(b)(1) without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r).
     (f) As of the Applicable Time and of the Closing Date (as defined below), neither (A) the General Use Issuer Free Writing Prospectus(es) issued at or prior to the Applicable Time, the last Statutory Prospectus filed before the Applicable Time and the information set forth in Schedule B to this Agreement, all considered together (collectively, the “General Disclosure Package”), nor (B) any individual Limited Use Issuer Free Writing Prospectus, when considered together with the General Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from any Statutory Prospectus included in the Registration Statement or any Issuer Free Writing Prospectus in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in Section 8(b) hereof.
     (g) Each Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the public offer and sale of the Offered Securities or until any earlier date that the Company notified or notifies CS and UBS as described in the next sentence, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information then contained in the Registration Statement. If at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information then contained in the Registration Statement or as a result of which such Issuer Free Writing Prospectus, if republished immediately following such event or development, would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (i) the Company has promptly notified or will promptly notify CS and UBS and (ii) the Company has promptly amended or supplemented or will promptly amend or supplement such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission. The foregoing two sentences do not apply to statements in or omissions from any Issuer Free Writing Prospectus in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in Section 8(b) hereof.

     (h) The documents incorporated by reference in any Statutory Prospectus or the Final Prospectus did not, and any further documents filed and incorporated by reference therein will not, when filed with the Commission, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
     (i) The Company is duly incorporated and is an existing corporation in good standing under the laws of the State of Delaware, with power and authority (corporate and other) to own its properties and conduct its business as described in the General Disclosure Package; and the Company is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification except for any jurisdiction where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the condition (financial or otherwise), business, properties, results of operations or prospects of the Company and its subsidiaries taken as a whole (“Material Adverse Effect”).
     (j) Each subsidiary of the Company has been duly incorporated or duly organized and is in good standing under the laws of the jurisdiction of its incorporation or organization, with power and authority (corporate and other) to own its properties and conduct its business as described in the General Disclosure Package; and each subsidiary of the Company is duly qualified to do business and is in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification except for any such jurisdiction where the failure to be so qualified would not have a Material Adverse Effect; all of the issued and outstanding equity of each subsidiary of the Company has been duly authorized and validly issued and is fully paid and non-assessable; and the equity of each subsidiary owned by the Company, directly or through subsidiaries, is owned free from liens, encumbrances and defects.
     (k) The Indenture has been duly authorized by the Company and, assuming due authorization, execution and delivery of the Indenture by the Trustee, constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; the Indenture has been duly qualified under the Trust Indenture Act and complies as to form with the requirements of the Trust Indenture Act; the Offered Securities have been duly authorized by the Company; and when the Offered Securities are delivered and paid for pursuant to this Agreement on the Closing Date, the Indenture will have been duly executed and delivered by the Company, such Offered Securities will have been duly executed, authenticated, issued and delivered, will conform to the information in the General Disclosure Package and to the description of such Offered Securities contained in the Final Prospectus and the Indenture and such Offered Securities will constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
     (l) When the Offered Securities are delivered and paid for pursuant to this Agreement on the Closing Date, such Offered Securities will be convertible into Common Stock of the Company in accordance with the terms of the Indenture; the shares of Underlying Securities initially issuable upon conversion of such Offered Securities have been duly authorized and reserved for issuance upon such conversion and, when issued upon such conversion, will be validly issued, fully paid and non-assessable; the issuance of such Underlying Securities will not be subject to preemptive or similar rights of any stockholder of the Company arising by law, under the charter or by-laws of the Company or under any agreement to which the Company or any of its subsidiaries is a party. The shares of Common Stock outstanding as of the date hereof have been duly authorized and validly issued, are fully paid and non-assessable, conform to the information in the General Disclosure Package and to the description of the Common Stock contained in the Final Prospectus; the stockholders of the Company have no preemptive rights with respect to the Common Stock; none of the outstanding shares of capital stock of the Company are or will have been issued in violation of any preemptive or similar rights of any security holder; and the authorized equity capitalization of the Company is as set forth in the General Disclosure Package.
     (m) There are no contracts, agreements or understandings between the Company and any person that would give rise to a valid claim against the Company or any Underwriter for a brokerage commission, finder’s fee or other like payment in connection with this offering.
     (n) Except as disclosed in the Company’s Form 10-Q for the quarterly period ended March 31, 2008 under footnote A–Summary of Accounting Policies-Warrants, there are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to file a registration statement under the Act with respect to any securities of the Company owned or to be owned by such person or to require the Company to include such securities in the securities registered pursuant to a Registration Statement or in any securities being registered pursuant to any other registration statement filed by the Company under the Act (collectively, “registration rights”), and any person, if any, to whom the Company has granted registration rights has agreed not to exercise such rights until after the expiration of the Lock-Up Period referred to in Section 5(h).
     (o) The Company is subject to and in compliance in all material respects with the reporting requirements of Section 13 of the Exchange Act. The Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed on The Nasdaq Global Select Market, and the Company has taken no action designed to, or reasonably likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from The Nasdaq Global Select Market, nor has the Company received any notification that the Commission or the Financial Industry Regulatory Authority is contemplating terminating such registration or listing. No consent, approval, authorization or order of, or filing, notification or registration with, The Nasdaq Global Select Market is required for the listing and trading of the Common Stock on The Nasdaq Global Select Market.
     (p) No consent, approval, authorization, or order of, or filing with, any person (including any governmental agency or body or any court) is required for the consummation of the transactions contemplated by this Agreement or the Indenture in connection with the offering, issuance and sale of the Offered Securities by the Company, except such as have been obtained and made under the Act, the Trust Indenture Act and such as may be required under state securities laws.
     (q) The execution, delivery and performance of this Agreement and the Indenture, and the issuance and sale of the Offered Securities will not result in a breach or violation of any of the terms and provisions of, or constitute a default or a Debt Repayment Triggering Event (as defined below) under, or result in the imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, (a) any statute, any rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company or any subsidiary of the Company or any of their properties, (b) any agreement or instrument to which the Company or any such subsidiary is a party or by which the Company or any such subsidiary is bound or to which any of the properties of the Company or any such subsidiary is subject, or (c) the charter or by-laws of the Company or any such subsidiary, except, in the cases of clauses (a) and (b) above, as would not have a Material Adverse Effect, and the Company has full power and authority to authorize, issue and sell the Offered Securities as contemplated by this Agreement; a “Debt Repayment Triggering Event” means any event or condition that gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its subsidiaries.
     (r) Except as disclosed in the General Disclosure Package and the Final Prospectus under the caption “Risk Factors-Our Cobasys affiliate faces uncertain prospects and is the subject of a pending arbitration the outcome of which is uncertain but may expose us to material liability if not settled or resolved favorably,” neither the Company nor any of its subsidiaries is in violation of its respective charter or by-laws or in default (or with the giving of notice or lapse of time would be in default) under any existing obligation, agreement, covenant or condition contained in any indenture, loan agreement, mortgage, lease or other agreement or instrument to which any of them is a party or by which any of them is bound or to which any of the properties of any of them is subject, except such defaults that would not, individually or in the aggregate, result in a Material Adverse Effect.
     (s) This Agreement has been duly authorized, executed and delivered by the Company.
     (t) The Company and its subsidiaries have good and marketable title to all real properties and all other properties and assets owned by them and material to the Company’s business, in each case free from liens, charges, encumbrances and defects that would materially affect the value thereof or materially interfere with the use made or to be made thereof by them; and the Company and its subsidiaries hold any leased real or personal property that is material to the Company’s business under valid and enforceable leases with no terms or provisions that would materially interfere with the use made or to be made thereof by them.
     (u) The Company and its subsidiaries possess, and are in material compliance with the terms of, adequate certificates, authorizations, franchises, licenses and permits issued by appropriate governmental agencies or bodies (“Licenses”) necessary or material to the conduct of the business now conducted by them and have not received any notice of proceedings relating to the revocation or modification of any License that, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect.
     (v) No labor dispute with the employees of the Company or any subsidiary exists or, to the knowledge of the Company, is imminent, and the Company is not aware of any existing or imminent labor disturbance by the employees of any of its or its subsidiaries’ principal suppliers, contractors or customers, that, in any such case, could have a Material Adverse Effect.
     (w) The Company and its subsidiaries own, possess or can acquire on reasonable terms, adequate trademarks, trade names and other rights to inventions, know-how, patents, copyrights, confidential information and other intellectual property (collectively, “intellectual property rights”) necessary to conduct the business now operated by them, or presently employed by them, and have not received any notice of infringement of or conflict with asserted rights of others with respect to any intellectual property rights that, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect.
     (x) Neither the Company nor any of its subsidiaries is in violation of any statute, any rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”), owns or operates any real property contaminated with any substance that is subject to any Environmental Laws, is liable for any off-

site disposal or contamination pursuant to any Environmental Laws, or is subject to any claim or threatened action relating to any Environmental Laws, which violation, contamination, liability or claim would individually or in the aggregate have a Material Adverse Effect or otherwise require disclosure in the General Disclosure Package; and the Company is not aware of any pending or threatened investigation which might lead to such a claim. In the ordinary course of business, the Company conducts, from time to time, a review of the information regarding, and the effect of Environmental Laws on, its business, operations and properties, and the Company has identified and evaluated associated costs and liabilities, and any capital or operating expenditures, required for cleanup or closure of properties under, or compliance with, Environmental Laws or any permit, license or approval, any related constraints on operating activities, and any potential liabilities to third parties; on the basis of such review, the Company has reasonably concluded that any costs and liabilities associated with such matters would not have a Material Adverse Effect or otherwise require disclosure in the General Disclosure Package.
     (y) Except as disclosed in the General Disclosure Package, there are no pending actions, suits, charges or proceedings (including any inquiries or investigations by any court or governmental agency or body, domestic or foreign) against or affecting the Company, any of its subsidiaries or any of their respective properties that, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect or otherwise require disclosure in the General Disclosure Package or the Final Prospectus, or would materially and adversely affect the ability of the Company to perform its obligations under this Agreement or the Indenture, or which are otherwise material in the context of the sale of the Offered Securities; and no such actions, suits or proceedings (including any inquiries or investigations by any court or governmental agency or body, domestic or foreign) are threatened or, to the Company’s knowledge, contemplated.
     (z) The financial statements included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Final Prospectus present fairly the financial position of the Company and its consolidated subsidiaries as of the dates shown and their results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with the generally accepted accounting principles in the United States (“U.S. GAAP”) applied on a consistent basis; any schedules included in the Registration Statement present fairly the information required to be stated therein.
     (aa) Since the end of the period covered by the Company’s latest audited financial statements included or incorporated by reference in the General Disclosure Package (i) there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Company and its subsidiaries taken as a whole, (ii) there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock and (iii) there has been no material adverse change in the capital stock, short term indebtedness, long term indebtedness, net current assets or net assets of the Company and its subsidiaries.
     (bb) All material Tax returns required to be filed by the Company or any of its subsidiaries have been filed in all jurisdictions where such returns are required to be filed, which returns are true, complete, and correct in all material respects and all Taxes shown on such returns have been paid. All material Taxes due or claimed to be due from the Company and each of its subsidiaries have been paid, other than those (1) currently payable without penalty or interest or (2) being contested in good faith and by appropriate proceedings and for which, in the case of both clauses (1) and (2), adequate reserves have been established on the books and records of the Company and its subsidiaries in accordance with U.S. GAAP. No material deficiency or adjustment for any Taxes has been threatened, proposed, asserted or assessed against the

Company or any of its subsidiaries. To the knowledge of the Company, the reserves on the books and records of the Company and its subsidiaries in respect of any Tax liability for any taxable period not finally determined are adequate to meet any assessments of Tax for any such period. For purposes of this Agreement, the term “Tax” and “Taxes” shall mean all Federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto.
     (cc) The Company and each of its subsidiaries maintain insurance covering their respective properties, operations, personnel and businesses as the Company reasonably deems adequate; such insurance insures against such losses and risks to an extent which is reasonably adequate in accordance with customary industry practice to protect the Company and its subsidiaries and their respective businesses; all such insurance is fully in force on the date hereof and will be fully in force at the time of purchase and each additional time of purchase; if any; neither the Company nor any subsidiary has reason to believe that it will not be able to renew any such insurance as and when such insurance expires or to obtain similar coverage from similar insurers.
     (dd) Neither the Company nor any of its subsidiaries has sent or received any communication regarding termination of, or intent not to renew, any of the contracts or agreements referred to or described in the General Disclosure Package, or referred to or described in, or filed as an exhibit to the Registration Statement, and no such termination or non-renewal has been threatened by the Company or any of its subsidiaries or, to the Company’s knowledge, any other party to any such contract or agreement.
     (ee) The Company is not and, after giving effect to the offering and sale of the Offered Securities and the application of the proceeds thereof as described in the General Disclosure Package, will not be an “investment company” as defined in the Investment Company Act of 1940.
     (ff) Except to the extent that it would not result in a Material Adverse Effect, (i) each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Security Act of 1974, as amended (“ERISA”)) for which the Company or any member of its “Controlled Group” (defined as any organization which is a member of a controlled group of corporations within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended (the “Code”)) would have any liability (each a “Plan”) has been maintained in compliance with its terms and with the requirements of all applicable statutes, rules and regulations including ERISA and the Code; (ii) with respect to each Plan (a) no “reportable event” (within the meaning of Section 4043(c) of ERISA) has occurred or is reasonably expected to occur, (b) no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) has occurred with respect to any Plan excluding transactions effected pursuant to a statutory or administrative exemption, (c) no “accumulated funding deficiency” (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, has occurred or is reasonably expected to occur, (d) the fair market value of the assets under each Plan exceeds the present value of all benefits accrued under such Plan (determined based on those assumptions used to fund such Plan) and (e) neither the Company or any member of its Controlled Group has incurred, or reasonably expects to incur, any liability under Title IV of ERISA (other than contributions to the Plan or premiums to the Pension Benefit Guaranty Corporation in the ordinary course and without default) in respect of a Plan (including a “multiemployer plan,” within the meaning of Section 4001(c)(3) of ERISA); and (iii) each Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.
     (gg) Neither the Company nor any of its subsidiaries is engaged in any unfair labor practice; and except to the extent that it would not result in a Material Adverse Effect, (i) there is

(A) no unfair labor practice complaint pending or threatened against the Company or any of its subsidiaries before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending or threatened, (B) no strike, labor dispute, slowdown or stoppage pending or threatened against the Company or any of its subsidiaries and (C) no union representation dispute currently existing concerning the employees of the Company or any of its subsidiaries, (ii) no union organizing activities are currently taking place concerning the employees of the Company or any of its subsidiaries and (iii) there has been no violation of any federal, state, local or foreign law relating to discrimination in the hiring, promotion or pay of employees, any applicable wage or hour laws or any provision of ERISA, or the rules and regulations promulgated thereunder concerning the employees of the Company or any of its subsidiaries.
     (hh) Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or controlled affiliate of the Company or any of its subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and the Company, its subsidiaries and, to the knowledge of the Company, its controlled affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith and neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or controlled affiliate of the Company or any of its subsidiaries or has otherwise made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.
     (ii) The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial record keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency that are applicable to the Company (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.
     (jj) There is and has been no failure on the part of the Company and any of the Company’s directors or officers, in their capacities as such, to comply in all material respects with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith that are applicable to the Company (the “Sarbanes-Oxley Act”).
     (kk) The Company and its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The general accounting records of the Company and of each of its subsidiaries provide the basis for the preparation of the Company’s consolidated financial statements under U.S. GAAP and have been maintained in compliance with applicable laws. The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) that are effective in ensuring that information required to be disclosed by the Company in the reports that it will file or submit under the Exchange Act are recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the Commission, including, without limitation, controls and procedures designed to ensure that information required to be disclosed by the Company in the reports that it will file or submit under the Exchange Act are accumulated and communicated to the Company’s management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate to allow timely decisions regarding required disclosure.
     (ll) The section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Significant Accounting Policies” included or incorporated by reference in the General Disclosure Package and the Final Prospectus accurately and fully describes in all material respects (1) the accounting policies that the Company believes are the most important in the portrayal of the Company’s financial condition and results of operations and that require management’s most difficult, subjective or complex judgments (“Significant Accounting Policies”); (2) the judgments and uncertainties affecting the application of Significant Accounting Policies; and (3) the likelihood that materially different amounts would be reported under different conditions or using different assumptions and an explanation thereof.
     (mm) No material indebtedness (actual or contingent) and no material contract or arrangement is outstanding between the Company or any of its subsidiaries and any director or executive officer of the Company or any of its subsidiaries or any person connected with such director or executive officer (including his/her spouse, children, and any company or undertaking in which he/she holds a controlling interest). There are no relationships or transactions between the Company or any of its subsidiaries, on the one hand, and its affiliates, officers and directors or their stockholders, customers or suppliers, on the other, which, although required to be disclosed, are not disclosed in the General Disclosure Package.
     (nn) There are no material contracts or documents that are required to be described in the Registration Statement, the General Disclosure Package or the Final Prospectus or to be filed as exhibits thereto that have not been so described and filed as required.
     (oo) Grant Thornton LLP, whose report appears in the General Disclosure Package or is incorporated by reference therein, are independent public accountants as required by the Act and the rules and regulations of the Commission thereunder.
     (pp) The statements set forth or incorporated by reference in the General Disclosure Package and the Final Prospectus under the captions “Description of the Notes,” “Description of Common Stock” insofar as such statements summarize legal matters, agreements, documents or proceedings discussed therein, are accurate and fair summaries of such legal matters, agreements, documents or proceedings and present the information required to be shown.
     (qq) Any third party statistical and market related data included or incorporated by reference in the Registration Statement, a Statutory Prospectus or the General Disclosure Package are based on or derived from sources that the Company believes to be reliable and accurate.
     (rr) All of the Company’s options, warrants and other rights to purchase or exchange any securities for shares of the Company’s capital stock have been duly authorized and validly issued, conform to the description thereof contained or incorporated by reference in the General Disclosure Package and were issued in compliance with federal and state securities laws. The exercise price of each option issued under the Company’s stock option or other employee benefit plans has been no less than the fair market value of a share of Common Stock as determined on the date of grant of such option, except for options in connection with which appropriate expenses were recorded in accordance with U.S. GAAP. All grants of options were validly issued and properly approved by the board of directors of the Company (or a duly authorized committee or subcommittee thereof) in material compliance with all applicable laws and regulations and recorded in the Company’s financial statements in accordance with U.S. GAAP and no such grants involved “back dating,” “forward dating” or similar practice with respect to the effective date of grant other than grants that have been properly disclosed in the Company’s filings with the Commission.
     (ss) The Company meets the requirements related to incorporation by reference set forth in the General Instructions to Form S-3 under the heading “Eligibility to Use Incorporation by Reference.”
     (tt) The Company has not sold or issued any securities that would be integrated with the offering of the Offered Securities contemplated by this Agreement pursuant to the Act, the Rules and Regulations or the interpretations thereof by the Commission.
     (uu) Neither the Company nor any of its officers, directors or affiliates has taken or will take, directly or indirectly, any action that is designed to or which has constituted or which could reasonably be expected to cause or result in, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Offered Securities; it being understood and agreed that the concurrent offering of the Common Stock as described in the General Disclosure Package under the caption “Description of Share Lending Agreement” shall not result in a breach of this Section 2(uu).
     3. Purchase, Sale and Delivery of Offered Securities. On the basis of the representations, warranties and agreements herein contained, but subject to the terms and conditions herein set forth, the Company agrees to sell to the Underwriters, and the Underwriters agree, severally and not jointly, to purchase from the Company, at a purchase price of 97.0% of the principal amount thereof plus accrued interest from June 24, 2008 to the First Closing Date (as hereinafter defined), the respective principal amounts of Firm Securities set forth opposite the names of the Underwriters in Schedule A hereto.
     The Company will deliver the Firm Securities to the Representatives for the accounts of the Underwriters against payment of the purchase price in Federal (same day) funds by official bank check or checks or wire transfer to an account at a bank acceptable to CS and UBS drawn to the order of the Company, at the office of Covington & Burling LLP, 1201 Pennsylvania Avenue NW, Washington, DC 20004, at 9:00 A.M., New York time, on June 24, 2008, or at such other time not later than seven full business days thereafter as CS and UBS and the Company determine, such time being herein referred to as the “First Closing Date”. For purposes of Rule 15c6-1 under the Exchange Act, the First Closing Date (if later than the otherwise applicable settlement date) shall be the settlement date for payment of funds and delivery of securities for all the Offered Securities sold pursuant to the offering. The Firm Securities so to be delivered will be in the form of one or more permanent global Securities in definitive form, in such denominations and registered in such names as CS and UBS request and will be made available for checking and packaging at the above office of Covington & Burling LLP at least 24 hours prior to the First Closing Date. The Company shall deliver the Firm Securities through the facilities of the Depositary Trust Company (“DTC”) unless CS or UBS shall otherwise instruct.
     In addition, upon written notice from CS and UBS given to the Company from time to time not more than 30 days subsequent to the date of the Final Prospectus, the Underwriters may purchase all or less than all of the Optional Securities at the purchase price per principal amount of the Firm Securities (including any accrued interest thereon to the related Optional Closing Date). The Company agrees to sell to the Underwriters the principal amount of Optional Securities specified in such notice and the Underwriters agree, severally and not jointly, to purchase such Optional Securities. Such Optional

Securities shall be purchased for the account of each Underwriter in the same proportion as the principal amount of Firm Securities set forth opposite such Underwriter’s name bears to the total principal amount of Firm Securities (subject to adjustment by CS and UBS to eliminate fractions) and may be purchased by the Underwriters only for the purpose of covering over-allotments made in connection with the sale of the Firm Securities. No Optional Securities shall be sold or delivered unless the Firm Securities previously have been, or simultaneously are, sold and delivered. The right to purchase the Optional Securities or any portion thereof may be exercised from time to time and to the extent not previously exercised may be surrendered and terminated at any time upon notice by CS and UBS to the Company.
     Each time for the delivery of and payment for the Optional Securities, being herein referred to as an “Optional Closing Date”, which may be the First Closing Date (the First Closing Date and each Optional Closing Date, if any, being sometimes referred to as a “Closing Date”), shall be determined by CS and UBS but shall be not later than five full business days after written notice of election to purchase Optional Securities is given. The Company will deliver the Optional Securities being purchased on each Optional Closing Date to the Representatives for the accounts of the several Underwriters, against payment of the purchase price therefor in Federal (same day) funds by official bank check or checks or wire transfer to an account at a bank acceptable to CS and UBS drawn to the order of the Company, at the above office of Covington & Burling LLP. The Optional Securities being purchased on each Optional Closing Date will be in the form of one or more permanent global Securities in definitive form, in such denominations and registered in such names as CS and UBS request upon reasonable notice prior to such Optional Closing Date and will be made available for checking and packaging at the above office of Covington & Burling LLP at a reasonable time in advance of such Optional Closing Date. The Company shall deliver the Optional Securities through the facilities of DTC unless CS and UBS shall otherwise instruct.
     4. Offering by Underwriters. It is understood that the several Underwriters propose to offer the Offered Securities for sale to the public as set forth in the Final Prospectus.
     5. Certain Agreements of the Company. The Company agrees, with the several Underwriters that:
     (a) The Company has filed or will file each Statutory Prospectus (including the Final Prospectus) pursuant to and in accordance with Rule 424(b)(2) (or, if applicable and consented to by CS and UBS, subparagraph (5)) not later than the second business day following the earlier of the date it is first used or the date of this Agreement. The Company has complied and will comply with Rule 433.
     (b) The Company will promptly advise CS and UBS of any proposal to amend or supplement the Registration Statement or any Statutory Prospectus (including any document incorporated by reference therein) at any time and will afford CS and UBS a reasonable opportunity to comment on any such proposed amendment or supplement and will not effect such amendment or supplementation without the consent of CS and UBS (which consent will not be unreasonably withheld), and the Company will also advise CS and UBS promptly of (1) the filing of any such amendment or supplement, (2) any request by the Commission or its staff for any amendment to any Registration Statement, for any supplement to any Statutory Prospectus (including any document incorporated by reference therein) or for any additional information, (3) the institution by the Commission of any stop order proceedings in respect of a Registration Statement or the threatening of any proceeding for that purpose, and (4) the receipt by the Company of any notification with respect to the suspension of the qualification of the Offered Securities in any jurisdiction or the institution or threatening of any proceedings for such purpose. The Company will use its reasonable best efforts to prevent the issuance of any such stop order or the suspension of any such qualification and obtain as soon as possible its lifting, if issued.

     (c) If, at any time when a prospectus relating to the Firm Securities is (or, but for the exemption in Rule 172 under the Act, would be) required to be delivered under the Act in connection with sales by any Underwriter or dealer, any event occurs as a result of which the Final Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary at any time to amend the Registration Statement or supplement the Final Prospectus to comply with the Act, the Company will promptly notify CS and UBS of such event and will promptly prepare and file with the Commission and furnish, at its own expense, to the Underwriters and dealers and any other dealers upon request of CS and UBS an amendment or supplement which will correct such statement or omission or an amendment which will effect such compliance. Neither CS’ and UBS’ consent to, nor the Underwriters’ delivery of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 7.
     (d) As soon as practicable, but not later than 16 months, after the date of this Agreement, the Company will make generally available to its securityholders an earnings statement covering a period of at least 12 months beginning after the date of this Agreement and satisfying the provisions of Section 11(a) of the Act and Rule 158.
     (e) The Company will furnish to the Representatives copies of the Registration Statement (of which one will be signed), including all exhibits, any Statutory Prospectus relating to the Offered Securities, the Final Prospectus and all amendments and supplements to such documents, in each case in such quantities as CS and UBS request. The Final Prospectus shall be so furnished on or prior to 3:00 P.M., New York time, on the business day following the execution and delivery of this Agreement. All other such documents shall be so furnished as soon as available. The Company will pay the expenses of printing and distributing to the Underwriters all such documents.
     (f) The Company will arrange for the qualification of the Offered Securities for sale and the determination of their eligibility for investment under the laws of such jurisdictions as CS and UBS designate and will continue such qualifications in effect so long as required for the distribution.
     (g) During the period of five years after the date of this Agreement, the Company will furnish to the Representatives and, upon request, to each of the other Underwriters, if any, as soon as practicable after the end of each fiscal year, a copy of its annual report to stockholders for such year; and the Company will furnish to the Representatives (1) as soon as available, a copy of each report and any definitive proxy statement of the Company filed with the Commission under the Exchange Act or mailed to stockholders, and (2) from time to time, such other information concerning the Company as CS and UBS may reasonably request. However, so long as the Company is subject to the reporting requirements of either Section 13 or Section 15(d) of the Exchange Act and is timely filing reports with the Commission on its Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”), it is not required to furnish such reports or statements to the Underwriters.
     (h) For the period specified below (the “Lock-Up Period”), the Company will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Commission a registration statement under the Act relating to, any additional shares of its common stock regardless of class (the “Securities”) or securities convertible into or exchangeable or exercisable for any shares of its Securities, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of CS and UBS, except (i) the sale by the Company of the Offered Securities hereunder, (ii) grants of equity awards pursuant to the terms of a plan in effect on the date hereof or disclosed in the General Disclosure Package, (iii) issuances of Securities pursuant to the exercise of such awards or the exercise of any other equity awards outstanding on the date hereof, (iv) the filing of any amendment or supplements to the Company’s registration statements on Form S-3 (Registration No. 333-131886, solely in connection with securities offered by the Company as of the date hereof) and Form S-8 (Registration No. 333-142061), (v) the filing of any registration statement on Form S-8 to register shares of its Securities reserved for issuance under the Company’s employee stock plans, (vi) up to an aggregate maximum of 15,000 shares of its Securities in connection with tax-driven sales by executive officers of the Company, (vii) the issuance of Common Stock in connection with the Equity Underwriting Agreement dated June 18, 2008 among the Company and the Underwriters and (viii) the issuance of Common Stock in connection with the Share Lending Agreement dated June 18, 2008 among the Company, CS, as agent, and Credit Suisse International, as principal. The initial Lock-Up Period for the Company, the shareholders listed in Schedule C and the Third Parties commenced on June 12, 2008 and will continue and include the date 90 days after the public offering date set forth on the Final Prospectus used to sell the Offered Securities; notwithstanding the foregoing, if (1) during the last 17 days of the Lock-Up Period, the Company issues an earnings release or material news of a material event relating to the Company occurs or (2) prior to the expiration of the Lock-Up Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the Lock-Up Period, then the restrictions imposed in this Section 5(h) shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news of the occurrence of the material event, unless CS and UBS waive such extension in writing.
     (i) Except in accordance with the provisions of the lock-up letter substantially in the form attached as Annex A, for the period specified in such letter, the Company shall not allow the employees listed in Schedule C to sell or otherwise transfer, without the prior written consent of CS and UBS, any Securities or securities convertible into or exchangeable or exercisable for any shares of Securities. The Company shall instruct the transfer agent to impose stop transfer instructions with respect to Securities or securities convertible into or exchangeable for any shares of Securities as contemplated by the lock-up letters substantially in the form attached as Annex A.
     (j) The Company agrees with the several Underwriters that the Company will pay all expenses incident to the performance of the obligations of the Company under this Agreement including, but not limited to, any filing fees and other expenses (including fees and disbursements of counsel to the Company and reasonable fees and disbursements of counsel to the Underwriters) incurred in connection with qualification of the Offered Securities for sale and determination of their eligibility for investment under the laws of such jurisdictions as CS and UBS designate and the preparation and printing of memoranda relating thereto, for any fees charged by investment rating agencies for the rating of Offered Securities, for any costs and expenses related to the review by the Financial Industry Regulatory Authority of the Offered Securities (including filing fees and the fees and expenses of counsel for the Underwriters relating to such review), for expenses incurred in distributing any Statutory Prospectuses and the Final Prospectus (including any amendments and supplements thereto) to the Underwriters and for expenses incurred for preparing, printing and distributing any Issuer Free Writing Prospectus to investors or prospective investors, any applicable listing or other fees, all fees and expenses of the Trustee or any agent thereof, and for any travel expenses of the Company’s officers and employees and any other expenses of the Company in connection with attending or hosting meetings with prospective purchasers of the Offered Securities, including the cost of any aircraft chartered in connection with attending or hosting such meetings (such travel and other expenses in connection with such meetings, collectively, the “Road Show Expenses”).
     (k) The Company shall use its best efforts to effect and maintain the listing of any shares of Common Stock issuable upon conversion of the Offered Securities on the NASDAQ Global Select Market or another U.S. national securities exchange or established automated over-

the-counter trading market in the United States of America.
     (l) The Company shall apply the net proceeds from the sale of the Offered Securities being sold by the Company as set forth in the General Disclosure Package, and, except as disclosed in the General Disclosure Package, the Company does not intend to use any of the proceeds from the sale of the Offered Securities hereunder to repay any outstanding debt owed to any affiliate of any Underwriter.
     (m) The Company will not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to result in stabilization or manipulation of the price of any securities of the Company to facilitate the sale or resale of the Offered Securities; it being understood and agreed that the concurrent offerings of the Common Stock as described in the General Disclosure Package under the caption “Description of Share Lending Agreement” shall not result in a breach of this Section 5(m).
     6. Free Writing Prospectuses. (a) The Company represents and agrees that, unless it obtains the prior consent of CS and UBS, and each Underwriter represents and agrees that, unless it obtains the prior consent of the Company, CS and UBS, it has not made and will not make any offer relating to the Offered Securities that would constitute an Issuer Free Writing Prospectus, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405, required to be filed with the Commission. Any such free writing prospectus consented to by the Company, CS and UBS is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Company represents that it has treated and agrees that it will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and has complied and will comply with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including timely Commission filing where required, legending and record keeping.
     (b) The Company will prepare a final term sheet relating to the Offered Securities, containing only the information that describes the final terms of the Offered Securities and otherwise in a form consented to by CS and UBS, and will file such final term sheet within the period required by Rule 433(d)(5)(ii) following the date such final terms have been established for all classes of the offering of the Offered Securities. Any such final term sheet is an Issuer Free Writing Prospectus and a Permitted Free Writing Prospectus for purposes of this Agreement. The Company also consents to the use by any Underwriter of a free writing prospectus that contains only (i)(x) information describing the preliminary terms of the Offered Securities or their offering or (y) information that describes the final terms of the Offered Securities or their offering and that is included in the final term sheet of the Company contemplated in the first sentence of this subsection or (ii) other information that is not “issuer information,” as defined in Rule 433, it being understood that any such free writing prospectus referred to in clauses (i) or (ii) above shall not be an Issuer Free Writing Prospectus for purposes of this Agreement.
     7. Conditions of the Obligations of the Underwriters. The obligations of the several Underwriters to purchase and pay for the Firm Securities on the First Closing Date and the Optional Securities to be purchased on each Optional Closing Date will be subject to the accuracy of the representations and warranties on the part of the Company herein (as though made on such Closing Date), to the accuracy of the statements of Company officers made pursuant to the provisions hereof, to the performance by the Company of its obligations hereunder and to the following additional conditions precedent:
     (a) The Representatives shall have received a letter, addressed to the Underwriters, dated the date hereof, of Grant Thornton LLP confirming that they are an independent registered public accounting firm within the meaning of the Act and the applicable published Rules and Regulations thereunder and stating to the effect that:

     (i) in their opinion the selected financial information examined by them and included or incorporated by reference in the Registration Statement and the General Disclosure Package comply as to form in all material respects with the applicable accounting requirements of the Act and the related published Rules and Regulations;
     (ii) they have performed the procedures specified by the Public Company Accounting Oversight Board (United States) for a review of interim financial information as described in Statement of Auditing Standards No. 100, Interim Financial Information, on the unaudited financial statements included or incorporated by reference in the Registration Statement and the General Disclosure Package;
     (iii) on the basis of the review referred to in clause (ii) above, a reading of the latest available interim financial statements of the Company, inquiries of officials of the Company who have responsibility for financial and accounting matters and other specified procedures, nothing came to their attention that caused them to believe that:
     (A) the unaudited financial statements included in the Registration Statement or the General Disclosure Package do not comply as to form in all material respects with the applicable accounting requirements of the Act and the related published Rules and Regulations or any material modifications should be made to such unaudited financial statements for them to be in conformity with U.S. GAAP;
     (B) the unaudited consolidated net sales, net operating income, net income and net income per share amounts for the nine-month periods ended March 31, 2007 and March 31, 2008, included or incorporated by reference in the Registration Statement do not agree with the amounts set forth in the unaudited consolidated financial statements for those same periods or were not determined on a basis substantially consistent with that of the corresponding amounts in the audited statements of income;
     (C) at the date of the latest available balance sheet read by such accountants, or at a subsequent specified date not more than three business days prior to the date of this Agreement, there was any change in the capital stock or any increase in long-term debt of the Company and its consolidated subsidiaries; or
     (D) for the period from the closing date of the latest income statement included in the Registration Statement or General Disclosure Package to the closing date of the latest available income statement read by such accountants there were any decreases, as compared with the corresponding period of the previous year and with the period of corresponding length ended the date of the latest income statement included in the Registration Statement or General Disclosure Package, in consolidated net sales;
except in all cases set forth in clauses (C) and (D) above for changes, increases or decreases which the Registration Statement or General Disclosure Package discloses have occurred or may occur or which are described in such letter; and
     (iv) they have compared specified dollar amounts (or percentages derived from such dollar amounts) and other financial information contained or incorporated by reference in the Registration Statement and the General Disclosure Package (in each case to the extent that such dollar amounts, percentages and other financial information are derived from the general accounting records of the Company and its subsidiaries subject to the internal controls of the Company’s accounting system or are derived directly from such records by analysis or computation) with the results obtained from inquiries, a reading of such general accounting records and other procedures specified in such letter and have found such dollar amounts, percentages and other financial information to be in agreement with such results, except as otherwise specified in such letter.
     (b) The Final Prospectus shall have been filed with the Commission in accordance with the Rules and Regulations and Section 5(a) of this Agreement.
     (c) Prior to the Closing Date, no stop order suspending the effectiveness of a Registration Statement or any part thereof shall have been issued and no proceedings for that purpose shall have been instituted or, to the knowledge of the Company or the Representatives, shall be contemplated by the Commission.
     (d) Subsequent to the execution and delivery of this Agreement, there shall not have occurred (i) any change, or any development or event involving a prospective change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Company and its subsidiaries taken as a whole which, in the judgment of a majority in interest of the Underwriters including the Representatives, is material and adverse and makes it impractical or inadvisable to proceed with completion of the public offering or the sale of and payment for the Offered Securities; (ii) any downgrading in the rating of any debt securities of the Company by any “nationally recognized statistical rating organization” (as defined for purposes of Rule 436(g) under the Act), or any public announcement that any such organization has under surveillance or review its rating of any debt securities of the Company (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating) or any announcement that the Company has been placed on negative outlook; (iii) any change in U.S. or international financial, political or economic conditions or currency exchange rates or exchange controls as would, in the judgment of a majority in interest of the Underwriters including the Representatives, be likely to prejudice materially the success of the proposed issue, sale or distribution of the Offered Securities, whether in the primary market or in respect of dealings in the secondary market; (iv) any suspension or material limitation of trading in securities generally on the New York Stock Exchange, or any setting of minimum or maximum prices for trading on such exchange; (v) or any suspension of trading of any securities of the Company on any exchange or in the over-the-counter market; (vi) any banking moratorium declared by U.S. Federal or New York authorities; (vii) any major disruption of settlements of securities or clearance services in the United States or (viii) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration of war by Congress or any other national or international calamity or emergency if, in the judgment of a majority in interest of the Underwriters including the Representatives, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency makes it impractical or inadvisable to proceed with completion of the public offering or the sale of and payment for the Offered Securities.
     (e) The Representatives shall have received an opinion, dated such Closing Date, of Covington & Burling LLP, counsel for the Company, as to the matters described in Annex B.
     (f) The Representatives shall have received from Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Underwriters, such opinion or opinions, dated such Closing Date, with respect to the incorporation of the Company, the validity of the Offered Securities delivered on such Closing Date, the Registration Statement, the Final Prospectus and other related matters as the Representatives may require, and the Company shall have furnished to such counsel such documents as they may reasonably request for the purpose of enabling them to pass upon such matters.

     (g) The Representatives shall have received a certificate, dated such Closing Date, of the Chief Executive Officer and a principal financial or accounting officer of the Company in which such officers, to the best of their knowledge after reasonable investigation, shall state that: the representations and warranties of the Company in this Agreement are true and correct; the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to such Closing Date; no stop order suspending the effectiveness of the Registration Statement or any part thereof has been issued and no proceedings for that purpose have been instituted or are contemplated by the Commission; and, subsequent to the date of the most recent financial statements in the General Disclosure Package, there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Company and its subsidiaries taken as a whole except as set forth in the General Disclosure Package or as described in such certificate.
     (h) The Representatives shall have received a letter, dated such Closing Date, of Grant Thornton LLP which meets the requirements of subsection (a) of this Section, except that the specified date referred to in such subsection will be a date not more than three days prior to such Closing Date for the purposes of this subsection.
     (i) On or prior to the date of this Agreement, the Representatives shall have received lock-up letters substantially in the form attached as Annex A from the persons listed in Schedule C, except as agreed upon by the Company and the Representatives prior to the date of this Agreement.
The Company will furnish the Representatives with such conformed copies of such opinions, certificates, letters and documents as the Representatives reasonably request. CS and UBS may in their sole discretion waive on behalf of the Underwriters compliance with any conditions to the obligations of the Underwriters hereunder, whether in respect of an Optional Closing Date or otherwise.
     8. Indemnification and Contribution. (a) The Company will indemnify and hold harmless each Underwriter, its partners, members, directors, officers, employees, agents, affiliates and each person, if any, who controls such Underwriter within the meaning of Section 15 of the Act or Section 20 of the Exchange Act (each, an “Indemnified Party”), against any and all losses, claims, damages or liabilities, joint or several, to which such Indemnified Party may become subject, under the Act, the Exchange Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of the Registration Statement, any Statutory Prospectus, the Final Prospectus or any Issuer Free Writing Prospectus, or, in each case, arise out of or are based upon the omission or alleged omission, of a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending against any such loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Indemnified Party is a party thereto), whether threatened or commenced, and in connection with the enforcement of this provision with respect to any of the above as such expenses are incurred; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives, if any, specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in subsection (b) below.
     (b) Each Underwriter will severally and not jointly indemnify and hold harmless the Company, each of its directors and each of its officers who sign the Registration Statement and each person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20 of the Exchange Act (each an “Underwriter Indemnified Party”), against any losses, claims, damages or liabilities to which such Underwriter Indemnified Party may become subject, under the Act, the Exchange Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of the Registration Statement, any Statutory Prospectus, the Final Prospectus or any Issuer Free Writing Prospectus, or arise out of or are based upon the omission or the alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by such Underwriter through the Representatives, if any, specifically for use therein, and will reimburse any legal or other expenses reasonably incurred by such Underwriter Indemnified Party in connection with investigating or defending against any such loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Underwriter Indemnified Party is a party thereto), whether threatened or commenced, based upon any such untrue statement or omission, or any such alleged untrue statement or omission, as such expenses are incurred, it being understood and agreed that the only such information furnished by any Underwriter consists of the following information in the Final Prospectus furnished on behalf of each Underwriter: the concession figures appearing in the fourth paragraph under the caption “Underwriting” and the information contained in the twelfth and thirteenth paragraphs, the third sentence of the sixteenth paragraph, the seventeenth and eighteenth paragraphs and the first sentence of the twentieth paragraph under the caption “Underwriting.”
     (c) Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under subsection (a) or (b) above, notify the indemnifying party of the commencement thereof; but the failure to notify the indemnifying party shall not relieve it from any liability that it may have under subsection (a) or (b) above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided further that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under subsection (a) or (b) above. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement (i) includes an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an indemnified party.
     (d) If the indemnification provided for in this Section is unavailable or insufficient to hold harmless an indemnified party under subsection (a), (b) or (c) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a), (b) or (c) above (i)

in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriters on the other from the offering of the Offered Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total underwriting discounts and commissions received by the Underwriters. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company, or the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (d). Notwithstanding the provisions of this subsection (d), no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Offered Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters’ obligations in this subsection (d) to contribute are several in proportion to their respective underwriting obligations and not joint. The Company and the Underwriters agree that it would not be just and equitable if contributions pursuant to this Section 8(d) were to be determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take into account the equitable considerations referred to herein.
     (e) The obligations of the Company under this Section shall be in addition to any liability which the Company may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls any Underwriter within the meaning of the Act; and the obligations of the Underwriters under this Section shall be in addition to any liability which the respective Underwriters may otherwise have and shall extend, upon the same terms and conditions, to each director of the Company, to each officer of the Company who has signed the Registration Statement and to each person, if any, who controls the Company within the meaning of the Act.
     9. Default of Underwriters. If any Underwriter or Underwriters default in their obligations to purchase Offered Securities hereunder on either the First Closing Date or any Optional Closing Date and the aggregate principal amount of Offered Securities that such defaulting Underwriter or Underwriters agreed but failed to purchase does not exceed 10% of the total principal amount of Offered Securities that the Underwriters are obligated to purchase on such Closing Date, CS and UBS may make arrangements satisfactory to the Company for the purchase of such Offered Securities by other persons, including any of the Underwriters, but if no such arrangements are made by such Closing Date, the non-defaulting Underwriters shall be obligated severally, in proportion to their respective commitments hereunder, to purchase the Offered Securities that such defaulting Underwriters agreed but failed to purchase on such Closing Date. If any Underwriter or Underwriters so default and the aggregate principal amount of Offered Securities with respect to which such default or defaults occur exceeds 10% of the total principal amount of Offered Securities that the Underwriters are obligated to purchase on such Closing Date and arrangements satisfactory to CS and UBS and the Company for the purchase of such Offered Securities by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Underwriter or the Company, except as provided in Section 10 (provided that if such default occurs with respect to Optional Securities after the First Closing Date, this Agreement will not terminate as to the Firm Securities or any Optional Securities purchased prior to such termination). As used in this Agreement, the term “Underwriter” includes any person substituted for an Underwriter under this Section. Nothing herein will relieve a defaulting Underwriter from liability for its default.
     10. Survival of Certain Representations and Obligations. The respective indemnities, agreements, representations, warranties and other statements of the Company or its officers and of the several Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of any Underwriter, the Company or any of their respective representatives, officers or directors or any controlling person, and will survive delivery of and payment for the Offered Securities. If this Agreement is terminated pursuant to Section 9 or if for any reason the purchase of the Offered Securities by the Underwriters is not consummated, the Company shall remain responsible for the expenses to be paid or reimbursed by them pursuant to Section 5 and the respective obligations of the Company and the Underwriters pursuant to Section 8 shall remain in effect, and if any Offered Securities have been purchased hereunder the representations and warranties in Section 2 and all obligations under Section 5 shall also remain in effect. If the purchase of the Offered Securities by the Underwriters is not consummated for any reason other than solely because of the termination of this Agreement pursuant to Section 9 or the occurrence of any event specified in clause (iii), (iv), (vi), (vii) or (viii) of Section 7(d), the Company will reimburse the Underwriters for all out-of-pocket expenses (including fees and disbursements of counsel) reasonably incurred by them in connection with the offering of the Offered Securities.
     11. Notices. All communications hereunder will be in writing and, if sent to the Underwriters, will be mailed, delivered or telegraphed and confirmed to the Representatives c/o Credit Suisse Securities (USA) LLC, Eleven Madison Avenue, New York, NY 10010-3629, Attention:  Transactions Advisory Group and c/o of UBS Securities LLC, 299 Park Avenue, New York, NY 10171, Attention: Equity Syndicate, or, if sent to the Company, will be mailed, delivered or telegraphed and confirmed to it at 2956 Waterview Drive, Rochester Hills, Michigan 48309 (Fax: (248) 844-1228), Attention:  Chief Financial Officer; provided, however, that any notice to an Underwriter pursuant to Section 8 will be mailed, delivered or telegraphed and confirmed to such Underwriter.
     12. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers and directors and controlling persons referred to in Section 8, and no other person will have any right or obligation hereunder.
     13. Representation of Underwriters. The Representatives will act for the several Underwriters in connection with this financing, and any action under this Agreement taken by the Representatives will be binding upon all the Underwriters.
     14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.
     15. Absence of Fiduciary Relationship. The Company acknowledges and agrees that:
     (a) the Representatives have been retained solely to act as underwriters in connection with the sale of the Offered Securities and no fiduciary, advisory or agency relationship between the Company and the Representatives has been created in respect of any of the transactions contemplated by this Agreement or the Final Prospectus, irrespective of whether the Representatives have advised or are advising the Company on other matters;

     (b) the price of the Offered Securities set forth in this Agreement was established by the Company following discussions and arms-length negotiations with the Representatives and the Company is capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated by this Agreement;
     (c) it has been advised that the Representatives and their affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Company and the Representatives have no obligation to disclose such interests and transactions to the Company by virtue of any fiduciary, advisory or agency relationship; and
     (d) it waives, to the fullest extent permitted by law, any claims it may have against the Representatives for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that the Representatives shall have no liability (whether direct or indirect) to the Company in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company, including stockholders, employees or creditors of the Company.
     16. Research Independence. In addition, the Company acknowledges that the Underwriters’ research analysts and research departments are required to be independent from their respective investment banking divisions and are subject to certain regulations and internal policies, and that such Underwriters’ research analysts may hold and make statements or investment recommendations and/or publish research reports with respect to the Company and/or the offering that differ from the views of its investment bankers. The Company hereby waives and releases, to the fullest extent permitted by law, any claims that the Company may have against the Underwriters with respect to any conflict of interest that may arise from the fact that the views expressed by their independent research analysts and research departments may be different from or inconsistent with the views or advice communicated to the Company by such Underwriters’ investment banking divisions. The Company acknowledges that each of the Underwriters is a full service securities firm and as such from time to time, subject to applicable securities laws, may effect transactions for its own account or the account of its customers and hold long or short positions in debt or equity securities of the Company.
     17. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of laws.
     The Company hereby submits to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. The Company irrevocably and unconditionally waives any objection to the laying of venue of any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in Federal and state courts in the Borough of Manhattan in The City of New York and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum.

     If the foregoing is in accordance with the Representatives understanding of our agreement, kindly sign and return to the Company one of the counterparts hereof, whereupon it will become a binding agreement among the Company and the several Underwriters in accordance with its terms.

Very truly yours,

Energy Conversion Devices, Inc.

By:	/s/ Kelly R. Baker
Name:	Kelly R. Baker
Title:	Vice President and Treasurer
The foregoing Underwriting Agreement is hereby confirmed and accepted as of the date first above written.

Credit Suisse Securities (USA) LLC UBS Securities LLC

Acting on behalf of themselves and as the Representatives of the several Underwriters

By Credit Suisse Securities (USA) LLC

	By:	/s/ James E. Nappo

	Name:	James E. Nappo
	Title:	MANAGING DIRECTOR

and

By UBS Securities LLC

	By:	/s/ David Dolezal

	Name:	David Dolezal
	Title:	EXECUTIVE DIRECTOR

By UBS Securities LLC

	By:	/s/ Andrew F. Sinclair

	Name:	Andrew F. Sinclair
	Title:	DIRECTOR
Signature Page to Notes Underwriting Agreement

SCHEDULE B
     1. Pricing term sheet, as attached hereto.

B-1

Issuer Free Writing Prospectus
Filed by: Energy Conversion Devices, Inc.
Pursuant to Rule 433 under the Securities Act of 1933
Registration Statement on Form S-3: No. 333-131886
Energy Conversion Devices, Inc.
Concurrent Offerings of
$275,000,000
aggregate principal amount of
3.00% Convertible Senior Notes due 2013
(the “Notes Offering”),
1,270,000 Shares of Common Stock
(the “Underwritten Equity Offering”)
and
3,444,975 Borrowed Shares of Common Stock
(the “Borrowed Shares Offering”)
This free writing prospectus relates only to the Notes Offering of 3.00% Convertible Senior Notes due 2013 (the “Notes”) and to the Underwritten Equity Offering and the Borrowed Shares Offering (collectively the “Common Stock Offering”) of shares of common stock, par value $0.01 per share (the “Common Stock”) and should be read together with (1) the preliminary prospectus supplement dated June 12, 2008, and accompanying base prospectus dated February 15, 2006, relating to the Notes Offering (the “Note Preliminary Prospectus Supplement”), including the documents incorporated by reference in the Note Preliminary Prospectus Supplement and (2) the preliminary prospectus supplement dated June 12, 2008, and accompanying base prospectus dated February 15, 2006, relating to the Underwritten Equity Offering and the Borrowed Shares Offering (the “Common Stock Preliminary Prospectus Supplement”), including the documents incorporated by reference in the Common Stock Preliminary Prospectus Supplement.

Issuer:	Energy Conversion Devices, Inc.

Common Stock symbol:	ENER
The Notes Offering

Securities:	3.00% Convertible Senior Notes due 2013

Aggregate principal amount:	$275,000,000

Underwriters’ option to purchase additional Notes:	$41,250,000

Issue price:	100%

Annual interest rate:	3.00%

Initial issue price in Common Stock Offering:	$72.00 per share

Conversion premium over the initial issue price in Common Stock Offering:	27.50%

Conversion rate (subject to adjustment) :	10.8932 shares per $1,000 principal amount of Notes

Conversion price (approximately) (subject to adjustment):	$91.80 per share

Conversion rights:	Subject to fulfillment of certain conditions and during the periods described in the Note Preliminary Prospectus Supplement

Interest payment dates:	June 15 and December 15

First interest payment date:	December 15, 2008

Maturity date:	June 15, 2013

Increase to conversion rate upon a make-whole fundamental change (subject to adjustment):

	Stock price
Effective Date	$ 72.00	$ 85.00	$105.00	$125.00	$145.00	$165.00	$185.00	$205.00	$225.00
June 24, 2008	2.9957	2.1820	1.4548	1.0453	0.7936	0.6276	0.5119	0.4274	0.3633
June 15, 2009	2.9957	2.1105	1.3464	0.9336	0.6903	0.5360	0.4319	0.3579	0.3029
June 15, 2010	2.9957	2.0084	1.1960	0.7827	0.5541	0.4177	0.3305	0.2712	0.2285
June 15, 2011	2.9957	1.8497	0.9761	0.5727	0.3734	0.2672	0.2057	0.1670	0.1407
June 15, 2012	2.9957	1.5531	0.6111	0.2632	0.1354	0.0862	0.0646	0.0532	0.0459
June 15, 2013	2.9957	0.8676	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
     If the stock price per share of Common Stock is:
•	in excess of $225.00 per share (subject to adjustment), the conversion rate will not be increased; or

•	less than $72.00 per share (subject to adjustment), the conversion rate will not be increased

Conversion rate cap:	13.8889 shares per $1,000 principal amount of Notes

Net proceeds (estimated):	$266.8 million ($306.8 million if the underwriters’ option to purchase additional Notes is exercised in full)

Capitalization:	See Capitalization Table Below

Underwriting compensation per Note:	3.00%, $30.00

Aggregate underwriting compensation:	$8,250,000 ($9,487,500 if the underwriters’ option to purchase additional Notes is exercised in full)

Selling concession per Note:	$18.00

Trade date:	June 18, 2008

Settlement date:	June 24, 2008

Note CUSIP:	292659AA7

Underwriters:	Credit Suisse Securities (USA) LLC and UBS Securities LLC (Joint Book-Running Managers), J.P. Morgan Securities Inc., Deutsche Bank Securities Inc. and Lazard Capital Markets LLC.
The Common Stock Offering

Common Stock Offered in the Underwritten Equity Offering:	1,270,000 shares

Underwriters’ option to purchase additional shares of Common Stock in the Underwritten Equity Offering:	190,500 shares

Common Stock Offered as Borrowed Shares:	3,444,975 shares (up to 721,675 of these shares may be offered on a delayed basis to facilitate subsequent hedging arrangements at CSI’s discretion)

Total Common Stock Offered (excluding Underwriters’ option):	4,714,975 shares

Initial Borrowed Shares offering price:	$72.00 per share

Public offering price in the Underwritten Equity Offering:	$72.00 per share; $91,440,000 total

Underwriting discounts and commissions from Underwritten Equity Offering:	$ 3.96 per share; $5,029,200 total

Proceeds to ECD (before expenses) from the Underwritten Equity Offering:	$ 68.04 per share; $86,410,800 total

Closing sale price of Common Stock on June 18, 2008:	$74.19 per share

Net proceeds from Underwritten Equity Offering (estimated):	$85.6 million ($98.6 million if the underwriters’ option to purchase additional shares of common stock is exercised in full)

Net proceeds from Borrowed Shares:	Issuer will not receive any proceeds from the sale of the Borrowed Shares of Common Stock in the Borrowed Shares Offering, but Issuer will receive a nominal lending fee

Total Common Stock to be Outstanding After Common Stock Offering:	45,048,882 shares (as of March 31, 2008, pro forma for the offerings)[1]

Capitalization:	See Capitalization Table Below

Selling concession to selling group members:	$2.376 per share

Selling concession to other broker/dealers:	$2.376 per share

Underwriting compensation per share in the Underwritten Equity Offering:	$3.96

Aggregate underwriting compensation for the Underwritten Equity Offering:	$5,029,200; $5,783,580 with the exercise of the over-allotment option

Expenses payable by us for the Underwritten Equity Offering (estimated):	$0.63 per share without the exercise of the over-allotment option; $0.55 per share with the exercise of the over-allotment option; $800,000 total

Underwriting compensation per Borrowed Share:	$0

Aggregate underwriting compensation for the Borrowed Share Offering:	$0

Trade date:	June 18, 2008

Settlement date:	June 24, 2008

Underwritten Equity Offering Underwriters:	Credit Suisse Securities (USA) LLC and UBS Securities LLC (Joint Book-Running Managers), J.P. Morgan Securities Inc., Deutsche Bank Securities Inc. and Lazard Capital Markets LLC

Borrowed Share Offering Underwriter:	Credit Suisse Securities (USA) LLC

[1]	Excludes the following at March 31, 2008:
•	957,913 shares of common stock issuable upon the exercise of options outstanding as of March 31, 2008, at a weighted average exercise price of $20.99 per share; and

•	2,434,350 shares of common stock reserved for future issuance as of March 31, 2008, under our various equity incentive plans and other arrangements.

The Issuer has filed a registration statement (including the Base Prospectus) with the SEC for the Notes Offering, the Underwritten Equity Offering and the Borrowed Shares Offering to which this communication relates. Before you invest, you should read the applicable prospectus supplements and the Base Prospectus in the registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer, the Notes Offering, the Underwritten Equity Offering and the Borrowed Shares Offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offerings will arrange to send you the applicable prospectus if you request it by calling toll-free 1-800-221-1037.
ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED, SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

SCHEDULE C
Lock-up Signatories
Joseph A. Avila
Christopher Belden
Robert I. Frey
Subhendu Guha
William J. Ketelhut
Jay B. Knoll
Sanjeev Kumar
Florence I. Metz
Mark D. Morelli
Stephen Rabinowitz
George A. Schreiber

C-1

ANNEX A
___, 2008
Energy Conversion Devices, Inc.
2956 Waterview Drive
Rochester Hills, MI 48309
Credit Suisse Securities (USA) LLC
UBS Securities LLC
As Representatives of the Several Underwriters,
c/o Credit Suisse Securities (USA) LLC
Eleven Madison Avenue
New York, NY 10010-3629
and
c/o UBS Securities LLC
299 Park Avenue
New York, NY 10171
Dear Sirs:
          As an inducement to the Underwriters to execute the Underwriting Agreements, pursuant to which the concurrent offerings will be made of (i) Convertible Senior Notes due 2013 (the “Notes”) of Energy Conversion Devices, Inc., and any successor (by merger or otherwise) thereto (the “Company”), such Securities to be convertible into shares of Company common stock, par value $0.01 (the “Common Stock”) and (ii) shares of Common Stock (together with the Notes the “Securities”), the undersigned hereby agrees that during the period specified in the following paragraph (the “Lock-Up Period”), the undersigned will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of Common Stock or securities convertible into or exchangeable or exercisable for any shares of Common Stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such aforementioned transaction is to be settled by delivery of the Common Stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC and UBS Securities LLC. In addition, the undersigned agrees that, without the prior written consent of Credit Suisse Securities (USA) LLC and UBS Securities LLC, it will not, during the Lock-Up Period, make any demand for or exercise any right with respect to, the registration of any Common Stock or any security convertible into or exercisable or exchangeable for the Common Stock.
          The Lock-Up Period will commence on the date of this Lock-Up Agreement and continue and include the date 90 days after the public offering date set forth on the final prospectus used to sell the Securities (the “Public Offering Date”) pursuant to the Underwriting Agreements, to which you are or expect to become parties; notwithstanding the foregoing, if (1) during the last 17 days of the Lock-Up Period, the Company issues an earnings release or material news of a material event relating to the Company occurs or (2) prior to the expiration of the Lock-Up Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the Lock-Up Period, then

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the restrictions imposed in this letter shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news of the occurrence of the material event, unless Credit Suisse Securities (USA) LLC and UBS Securities LLC waive such extension in writing.
          Except as provided in the last two sentences of this paragraph, any Common Stock received upon exercise of options granted to the undersigned will also be subject to this Agreement. Any Common Stock acquired by the undersigned in the open market will not be subject to this Agreement. A transfer of Common Stock to a family member, trust, affiliate, partner or member of such person, or as a bona fide gift, may be made, provided the transferee agrees to be bound in writing by the terms of this Agreement prior to such transfer and no filing by any party (donor, donee, transferor or transferee) under the Securities Exchange Act of 1934 shall be required or shall be voluntarily made in connection with such transfer (other than a filing on a Form 5 made after the expiration of the Lock-Up Period). Any securities sold in accordance with a plan entered into pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, and existing prior to the date hereof, will not be subject to this Agreement. In addition, notwithstanding anything herein, this letter agreement shall not restrict, or be deemed to restrict, the undersigned from entering into any new, or renewing or amending any existing, plan adopted and established pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended; provided that in connection with the entry, renewal or amendment of such plan, no Securities shall be scheduled for sale thereunder during the Lock-Up Period; and provided further, that the undersigned agrees not to issue, or have on the undersigned’s behalf issued, a press release or to make a filing with the Securities and Exchange Commission, unless required by law.
          In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to decline to make any transfer of shares of Securities if such transfer would constitute a violation or breach of this Agreement.
          This Agreement shall be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned. This Agreement shall lapse and become null and void if the Public Offering Date shall not have occurred on or before July 31, 2008. This agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours,

Name:

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